As filed with the Securities and Exchange Commission on November 15, 2019

Registration No. 333-234553

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

Amendment No. 2
to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________________________________

Arcimoto, Inc.

(Exact name of registrant as specified in its charter)

___________________________________________

Oregon	3751	26-1449404
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

___________________________________________

2034 West 2nd Avenue
Eugene, Oregon 97402
(541) 683-6293

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

___________________________________________

Mark D. Frohnmayer
President and Chief Executive Officer
2034 West 2nd Avenue
Eugene, Oregon 97402
(541) 683-6293

(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________________________________

Copies to:

W. David Mannheim E. Peter Strand Michael K. Bradshaw, Jr. Nelson Mullins Riley & Scarborough LLP 4140 Parklake Avenue, Suite 200 Raleigh, North Carolina 27612 (919) 329-3800	Bradley J. Wyatt Dickinson Wright PLLC 350 S. Main Street, Suite 300 Ann Arbor, Michigan 48104 (734) 623-7075

___________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2019

5,500,000 Shares

Common Stock

________________________

We are offering 5,500,000 shares of our common stock, no par value. Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”), under the symbol “FUV.” On November 14, 2019, the last reported sale price of our common stock was $1.96 per share.

The offering is being underwritten on a firm commitment basis. We have granted the underwriters an option to buy up to an additional 825,000 shares of common stock from us to cover over-allotments. The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced public disclosure requirements for this prospectus and future filings. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

	No Exercise of Over-Allotment		Full Exercise of Over-Allotment
	Per Share	Total	Per Share	Total
Public offering price	$	$	$	$
Underwriting discounts and commissions(1)	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

____________

(1)      In addition, we have agreed to reimburse the underwriters for certain expenses. See “Underwriting” on page 20 of this prospectus for additional information.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference into this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to the purchasers on or about               , 2019.

The date of this prospectus is               , 2019

Sole Book-Running Manager

Roth Capital Partners

Co-Managers

Aegis Capital Corp.	Dougherty & Company

You should rely only on the information contained in this prospectus or any information incorporated by reference herein or in any free writing prospectus that we may provide to you in connection with this offering. Neither we nor any of the underwriters has authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or incorporated by reference herein or any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We can provide no assurance as to the reliability of any other information that others may give you. Neither we nor any of the underwriters is making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere or incorporated by reference in this prospectus and does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included or incorporated by reference into this prospectus, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” Unless otherwise indicated in this prospectus or the context otherwise requires, all references to “we,” “us,” “our,” “the Company,” and “Arcimoto” refer to Arcimoto, Inc.

Overview

Arcimoto’s mission is to help catalyze the shift to a sustainable transportation system. Since our incorporation in November 2007, we have been engaged primarily in the design and development of ultra-efficient three-wheeled electric vehicles. Over the course of our first ten years, we designed, built and tested eight generations of prototypes, culminating in the Fun Utility Vehicle®, or FUV.

The FUV is a pure electric solution that we estimate is approximately a third of the weight, takes up a third of the parking space of and is more efficient than the average passenger car in the United States. We anticipate offering the FUV with several option packages to meet the needs of a variety of customers. Retail Series FUV production commenced on September 19, 2019. As of November 14, 2019, we have produced 26 Retail Evergreen Series FUVs (4 for internal marketing, engineering and quality use and 22 that have been sold and delivered to customers) and had 4,165 pre-orders for our Retail Series FUVs.

Recent Developments

On October 8, 2019, we issued to certain institutional investors in a registered direct offering an aggregate of 1,044,444 shares of our common stock at a purchase price per share of $2.25 for aggregate gross proceeds of approximately $2.35 million, and in a concurrent private placement, issued to the investors warrants to purchase up to 1,044,444 shares of common stock at an exercise price per share of $2.83 per share.

On September 19, 2019, we announced that we had begun retail production and first delivery of FUVs.

Risk Factors

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, liquidity and prospects. You should carefully consider these risks, including the risks described under the heading “Risk Factors” included elsewhere in this prospectus, before deciding to invest in our common stock. Risks relating to our business include, among others:

•        our ability to generate sufficient cash flow to fund our capital expenditure requirements and continue operations;

•        our ability to identify financing sources in the short-term on terms favorable to our Company;

•        our ability to manage the distribution channels for our products, including our ability to successfully implement our rental strategy, direct to consumer distribution strategy and any additional distribution strategies we may deem appropriate;

•        our ability to maintain quality control over our vehicles and avoid material vehicle recalls;

•        the number of reservations and cancellations for our vehicles and our ability to deliver on those reservations;

•        our ability to effectively execute our business plan and growth strategy;

•        unforeseen or recurring operational problems at our facility or a catastrophic loss of our manufacturing facility;

•        our dependence on our suppliers;

•        the volatility of our stock price;

•        changes in consumer demand for, and acceptance of, our products;

•        overall strength and stability of general economic conditions and of the automotive industry more specifically, both in the United States and globally;

•        changes in the competitive environment, including adoption of technologies and products that compete with our products;

•        our ability to generate consistent revenues;

•        our ability to design, produce and market our vehicles;

•        our reliance on key personnel;

•        changes in the price of oil and electricity;

•        changes in laws or regulations governing our business and operations;

•        our ability to obtain and protect our existing intellectual property protections, including patents;

•        changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings;

•        interest rates and the credit markets;

•        our ability to maintain our Nasdaq Capital Market listing;

•        costs and risks associated with litigation; and

•        other risks described from time to time in periodic and current reports that we file with the SEC.

Our Corporate Information

We were originally formed on November 21, 2007 as WTP Incorporated, an Oregon corporation. On December 29, 2011, we changed our name to Arcimoto, Inc. Our principal executive offices are located at 2034 West 2nd Avenue, Eugene, Oregon 97402, and our telephone number is (541) 683-6293. Our website address is www.arcimoto.com. The information on, or that can be accessed through, our website is not part of this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An emerging growth company may take advantage of certain reduced disclosure and other requirements that are otherwise generally applicable to public companies. As a result, the information that we provide to stockholders may be different than the information you may receive from other public companies in which you hold equity. For example, so long as we are an emerging growth company:

•        we are not required to engage an auditor to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•        we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or the PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•        we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”; and

•        we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to disclose the correlation between executive compensation and performance and the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation.

We may take advantage of these reduced disclosure and other requirements until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering, or such earlier time that we are no longer an emerging growth company. For example, if certain events occur before the end of such five-year period, including if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period, we will cease to be an emerging growth company.

As mentioned above, the JOBS Act permits us, as an emerging growth company, to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected not to opt out of the extended transition period which means that when an accounting standard is issued or revised, and it has different application dates for public or private companies, as an emerging growth company, we can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make it difficult or impossible because of the potential differences in accounting standards used to compare our financial statements with the financial statements of a public company that is not an emerging growth company, or the financial statements of an emerging growth company that has opted out of using the extended transition period.

THE OFFERING

Common stock offered	5,500,000 shares
Option to purchase additional shares	825,000 shares
Common stock to be outstanding after this offering(1)	24,936,389 shares (or 25,761,389 shares if the underwriters exercise their option to purchase additional shares in full)
Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $         million, or approximately $         million if the underwriters exercise their option to purchase additional shares in full, after deducting underwriting discounts and commissions.

We intend to use a portion of the net proceeds of this offering to either: (i) pay down $3.3 million of our December 27, 2018 senior secured convertible note with FOD Capital (the “Note”); (ii) pay $300,000 on December 27, 2019 to extend the maturity of the Note for an additional six months; or (iii) fund a refinancing of the Note; and to use the remainder of the net proceeds for general corporate purposes, including to cover our operating expenses and inventory. See “Use of Proceeds.”

Dividend policy	We do not expect to pay any dividends on our common stock in the foreseeable future. See “Dividend Policy.”
Risk factors

You should read the “Risk Factors” section of this prospectus beginning on page 6 of this prospectus and incorporated by reference herein for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq Capital Market symbol	FUV.

____________

(1)      The number of shares of our common stock that are and will be outstanding immediately before and after this offering as shown above is based on 19,436,389 shares outstanding as of November 14, 2019. The number of shares outstanding as of November 14, 2019, as used throughout this prospectus, unless otherwise indicated, excludes:

•         825,000 shares of our common stock issuable upon the exercise of the underwriters’ over-allotment option;

•         874,590 shares of our common stock issuable upon the exercise of options outstanding under our 2018 Omnibus Stock Incentive Plan, at a weighted average price of $4.42 per share;

•         814,631 shares of our common stock issuable upon the exercise of options outstanding under our 2015 Stock Incentive Plan, at a weighted average price of $2.89 per share;

•         647,316 shares of common stock issuable upon the exercise of warrants under our Amended and Restated 2012 Employee Stock Benefit Plan, at a weighted average price of $0.50 per share;

•         1,125,410 shares of our common stock reserved for future issuance under our 2018 Omnibus Stock Incentive Plan, 8,088 shares of our common stock reserved for future issuance under our 2015 Stock Incentive Plan, and 11,996 shares of our common stock reserved for future issuance under our Amended and Restated 2012 Employee Stock Benefit Plan;

•         122,238 shares of common stock issuable upon the exercise of underwriter warrants issued in connection with our September 2017 Regulation A offering, at an exercise price of $7.475 per share;

•         942,857 shares of common stock issuable upon the exercise of investor warrants issued in connection with our December 27, 2018 S-3 shelf offering, at an exercise price of $3.50 per share;

•         1,044,444 shares of common stock issuable upon the exercise of investor warrants issued in connection with our October 8, 2019 S-3 shelf offering, at an exercise price of $2.83 per share;

•         47,000 shares of our common stock issuable upon the exercise of warrants issued to certain of our vendors, at a weighted average price of $3.20 per share; and

•         478,463 shares of common stock issuable upon the exercise of convertible note conversion rights at $4.25 per share (assuming conversion of principal plus accrued interest through October 31, 2019).

Market and Industry Data

Unless otherwise indicated, information contained in this prospectus concerning our industry, competitive position and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions we made upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus and the documents incorporated by reference. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risks and all of the other information contained in or incorporated by reference into this prospectus before deciding whether to invest in our common stock, including the risks and uncertainties described below and under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q that have been or will be incorporated by reference in this prospectus, including any amendments thereto. The risks set forth below and incorporated herein by reference are those which we believe are the material risks that we face. The occurrence of any of such risks may materially and adversely affect our business, financial condition, results of operations and future prospects. In such an event, the market price of our common stock could decline, and you could lose part or all of your investment. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to this Offering and Ownership of Our Common Stock

Purchasers in the offering will suffer immediate dilution.

If you purchase common stock in this offering, the value of your shares based on our actual book value will immediately be less than the offering price you paid. This reduction in the value of your equity is known as dilution. At the public offering price of $          per share, purchasers of common stock in this offering will experience immediate dilution of approximately $          per share. Based upon the as adjusted net tangible book value of our common stock at September 30, 2019 (as adjusted for certain offerings we have completed between September 30, 2019 and November 4, 2019), your shares may be worth less per share than the price you paid in the offering. See “Dilution.” If the options, warrants and convertible securities we previously granted are exercised, additional dilution will occur. As of November 14, 2019, options to purchase 1,689,221 shares of common stock at a weighted-average exercise price of $3.69 per share were outstanding, warrants to purchase 2,803,855 shares of common stock at a weighted-average exercise price of $2.73 per share were outstanding and notes convertible into 478,463 shares of common stock at $4.25 per share were outstanding. Furthermore, if we raise additional funding by issuing additional equity securities, the newly-issued shares will further dilute your percentage ownership of our shares and may also reduce the value of your investment.

Our share price may be volatile, which could subject us to securities class action litigation and prevent you from being able to sell your shares at or above the offering price.

Our stock could be subject to wide fluctuation in response to many risk factors listed in this section or incorporated by reference into this prospectus, and others beyond our control, including:

•        Market acceptance and commercialization of our products;

•        Our being able to timely demonstrate achievement of milestones, including those related to revenue generation, cost control, cost effective source supply and regulatory approvals;

•        Regulatory developments or enforcements in the United States and non-U.S. countries with respect to our products or our competitors’ products;

•        Failure to achieve pricing acceptable to the market;

•        Actual or anticipated fluctuations in our financial condition and operating results, or our continuing to sustain operating losses;

•        Competition from existing products or new products that may emerge;

•        Announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•        Issuance of new or updated research or reports by securities analysts;

•        Announcement or expectation of additional financing efforts, particularly if our cash available for operations significantly decreases;

•        Fluctuations in the valuation of companies perceived by investors to be comparable to us;

•        Share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•        Additions or departures of key management personnel;

•        Disputes or other developments related to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•        Entry by us into any material litigation or other proceedings;

•        Sales of our common stock by us, our insiders, or our other stockholders;

•        Market conditions for stocks in general; and

•        General economic and market conditions unrelated to our performance.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of shares of our common stock. In addition, such fluctuations could subject us to securities class action litigation, which could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business. If the market price of shares of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock is impacted by the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. We cannot assure that analysts will continue to cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We currently intend to allocate the net proceeds that we will receive from this offering as described in this prospectus under the “Use of Proceeds” section of this prospectus. However, our management will have broad discretion in the actual application of the net proceeds, and we may elect to allocate proceeds differently from that described herein if we believe it would be in our best interest to do so. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. The failure by our management to apply these funds effectively could have a material adverse effect on our business. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Future sales, or the possibility of future sales, of a substantial number of our common shares could adversely affect the price of the shares and dilute stockholders.

Future sales of a substantial number of our common shares, or the perception that such sales will occur, could cause a decline in the market price of our common shares. This is particularly true if we sell our stock at a discount. In addition, in connection with this offering, our directors and executive officers entered into lock-up agreements. If, after the end of such lock-up agreements, these stockholders sell substantial amounts of common shares in the public market, or the market perceives that such sales may occur, the market price of our common shares and our ability to raise capital through an issue of equity securities in the future could be adversely affected.

In addition, in the future, we may issue additional common shares or other equity or debt securities convertible into common shares in connection with a financing, acquisition, litigation settlement, employee arrangements or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause our common share price to decline.

We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

We are an “emerging growth company” as that term is used in the JOBS Act, and we intend to continue to take advantage of reduced disclosure and governance requirements applicable to emerging growth companies, which could result in our common stock being less attractive to investors and adversely affect the market price of our common stock or make it more difficult to raise capital as and when we need it.

We are an “emerging growth company” as that term is used in the JOBS Act, and we intend to continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved, and exemptions from any rules that the Public Company Accounting Oversight Board may adopt requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements. We currently take advantage of some, but not all, of the reduced regulatory and reporting requirements that are available to us under the JOBS Act, and intend to continue to do so as long as we qualify as an “emerging growth company.” For example, so long as we qualify as an “emerging growth company,” we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would have otherwise been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate us.

We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company, which in certain circumstances could be for up to five years. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company,” we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our business, results of operations, financial condition and cash flows, and future prospects may be materially and adversely affected.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in this prospectus and in other documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to:

•        our ability to generate sufficient cash flow to fund our capital expenditure requirements and continue operations;

•        our ability to identify financing sources in the short-term on terms favorable to our Company;

•        our ability to manage the distribution channels for our products, including our ability to successfully implement our rental strategy, direct to consumer distribution strategy and any additional distribution strategies we may deem appropriate;

•        our ability to maintain quality control over our vehicles and avoid material vehicle recalls;

•        the number of reservations and cancellations for our vehicles and our ability to deliver on those reservations;

•        our ability to effectively execute our business plan and growth strategy;

•        unforeseen or recurring operational problems at our facility, or a catastrophic loss of our manufacturing facility;

•        our dependence on our suppliers;

•        the volatility of our stock price;

•        changes in consumer demand for, and acceptance of, our products;

•        overall strength and stability of general economic conditions and of the automotive industry more specifically, both in the United States and globally;

•        changes in the competitive environment, including adoption of technologies and products that compete with our products;

•        our ability to generate consistent revenues;

•        our ability to design, produce and market our vehicles;

•        our reliance on key personnel;

•        changes in the price of oil and electricity;

•        changes in laws or regulations governing our business and operations;

•        our ability to obtain and protect our existing intellectual property protections, including patents;

•        changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could have an effect on earnings;

•        interest rates and the credit markets;

•        our ability to maintain our Nasdaq Capital Market listing;

•        costs and risks associated with litigation; and

•        other risks described from time to time in periodic and current reports that we file with the SEC.

You should read this prospectus and the documents that we incorporate by reference herein completely and with the understanding that our actual future results may be materially different from what we currently expect. You should assume that the information appearing in this prospectus and any document incorporated by reference herein is accurate as of its date only. Because the risks referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors may arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $          million, or approximately $          million if the underwriters exercise their option to purchase additional shares in full, after deducting underwriting discounts and commissions.

We intend to use a portion of the net proceeds of this offering to either: (i) pay down $3.3 million of the Note; (ii) pay $300,000 on December 27, 2019 to extend the maturity of the Note for an additional six months; or (iii) fund a refinancing of the Note; and to use the remainder for general corporate purposes, including to cover our operating expenses and inventory. The Note accrues interest at 10% per annum and matures on December 27, 2019 (with a possible six month extension if we pay $300,000). The Note is secured by a perfected first secured lien on all our assets. The proceeds from the Note were used for general corporate purposes.

The amounts and timing of our use of the net proceeds from this offering for general corporate purposes will depend on a number of factors, such as the timing and progress of our research and development efforts and the timing and progress of any collaborative or strategic partnering efforts. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the timing and application of these proceeds.

DIVIDEND POLICY

We have never declared dividends on our equity securities, and currently do not plan to declare dividends on shares of our common stock in the foreseeable future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. The payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our board of directors.

Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors — Risks Related to this Offering and Ownership of Our Common Stock — We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents, as well as our capitalization, as of September 30, 2019 as follows:

•        on an actual basis as of September 30, 2019;

•        on a pro forma basis to give effect to certain offerings we have conducted between September 30, 2019 and November 14, 2019(1); and

•        on a pro forma, as adjusted basis, giving further effect to the receipt of estimated net proceeds from the sale of shares of common stock in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma and pro forma, as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. The figures below are unaudited. You should read this information in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes incorporated by reference into this prospectus.

	As of September 30, 2019
	Actual	Pro Forma(1)	Pro Forma, As Adjusted
	(in thousands, except share and per share amounts)
Cash and cash equivalents	$748,406	$2,872,487	$
Long-term liabilities	1,386,106	1,386,106
Stockholders’ equity
Series A-1 preferred stock, no par value, 1,500,000 authorized; none issued and outstanding	—	—
Class C preferred stock, no par value, 2,000,000 authorized; none issued and outstanding	—	—
Preferred Stock, no par value, 1,500,000 authorized; none issued and outstanding	—	—
Common stock, no par value, 60,000,000 authorized; 18,391,945, 19,436,389 and issued and outstanding actual, pro forma, and pro forma as adjusted	34,159,819	36,509,818
Additional paid-in capital	1,394,075	1,168,157
Accumulated deficit	(33,979,713)	(33,979,713)
Total stockholders’ equity	1,574,181	3,698,262
Total capitalization	$2,960,287	$5,084,368

____________

(1)      Gives effect to our October 8, 2019 common stock offering of 1,044,444 shares and concurrent private offering of 1,044,444 warrants.

The pro forma and pro forma, as adjusted number of shares of our common stock shown above excludes:

•        825,000 shares of our common stock issuable upon the exercise of the underwriters’ over-allotment option;

•        874,590 shares of our common stock issuable upon the exercise of options outstanding under our 2018 Omnibus Stock Incentive Plan, at a weighted average price of $4.42 per share;

•        814,631 shares of our common stock issuable upon the exercise of options outstanding under our 2015 Stock Incentive Plan, at a weighted average price of $2.89 per share;

•        647,316 shares of common stock issuable upon the exercise of warrants under our Amended and Restated 2012 Employee Stock Benefit Plan, at a weighted average price of $0.50 per share;

•        1,125,410 shares of our common stock reserved for future issuance under our 2018 Omnibus Stock Incentive Plan, 8,088 shares of our common stock reserved for future issuance under our 2015 Stock Incentive Plan, and 11,996 shares of our common stock reserved for future issuance under our Amended and Restated 2012 Employee Stock Benefit Plan;

•        122,238 shares of common stock issuable upon the exercise of underwriter warrants issued in connection with our September 2017 Regulation A offering, at an exercise price of $7.475 per share;

•        942,857 shares of common stock issuable upon the exercise of investor warrants issued in connection with our December 27, 2018 S-3 shelf offering, at an exercise price of $3.50 per share;

•        1,044,444 shares of common stock issuable upon the exercise of investor warrants issued in connection with our October 8, 2019 S-3 shelf offering, at an exercise price of $2.83 per share;

•        47,000 shares of our common stock issuable upon the exercise of warrants issued to certain of our vendors, at a weighted average price of $3.20 per share; and

•        478,463 shares of common stock issuable upon the exercise of convertible note conversion rights at $4.25 per share.

DILUTION

Our net tangible book value as of September 30, 2019, as adjusted to give effect to the offerings that occurred after such date, was approximately $3,698,262, or $0.19 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding as of such date. After giving effect to the sale by us of 5,500,000 shares of common stock being offered in this offering at an offering price of $         per share and after deducting the placement agent fees and estimated offering expenses payable by us, and as adjusted to give effect to the offerings that occurred after September 30, 2019, our as-adjusted net tangible book value as of September 30, 2019 would have been approximately $        , or $        per share of common stock. This represents an immediate increase in the net tangible book value of $        per share to our existing shareholders and an immediate and substantial dilution in net tangible book value of $        per share to new investors. The following table illustrates this hypothetical per share dilution:

Offering price per share			$
Net tangible book value per share as of September 30, 2019, as adjusted to give effect to the offerings that occurred after such date(1)		$0.19
Increase in net tangible book value per share attributable to this offering	$
As adjusted net tangible book value per share as of September 30, 2019, after giving effect to this offering and as adjusted to give effect to the offerings that occurred after September 30, 2019(1)			$
Dilution per share to new investors purchasing shares in this offering			$

____________

(1)      Gives effect to our October 8, 2019 common stock offering of 1,044,444 shares and concurrent private offering of 1,044,444 warrants.

To the extent that any outstanding options or warrants are exercised, new options are issued under our 2018 Omnibus Stock Incentive Plan, 2015 Stock Incentive Plan or Amended and Restated 2012 Employee Stock Benefit Plan or we otherwise issue additional shares of common stock in the future, there will be further dilution to new investors. Investors that acquire additional shares of common stock through the exercise of the Warrants offered in the concurrent private placement may experience additional dilution depending on our net tangible book value at the time of exercise.

The above discussion and table are based on 19,436,389 shares of common stock outstanding as of September 30, 2019, as adjusted to give effect to the offerings described in the footnote above that occurred after such date, and excludes the following securities:

•        874,590 shares of our common stock issuable upon the exercise of options outstanding under our 2018 Omnibus Stock Incentive Plan, at a weighted average price of $4.42 per share, as of October 18, 2019;

•        814,631 shares of our common stock issuable upon the exercise of options outstanding under our 2015 Stock Incentive Plan, at a weighted average price of $2.89 per share, as of June 30 and October 18, 2019;

•        647,316 shares of common stock issuable upon the exercise of warrants under our Amended and Restated 2012 Employee Stock Benefit Plan, at a weighted average price of $0.50 per share, as of October 18, 2019;

•        1,125,410 shares of our common stock reserved for future issuance under our 2018 Omnibus Stock Incentive Plan, 8,088 shares of our common stock reserved for future issuance under our 2015 Stock Incentive Plan, and 11,996 shares of our common stock reserved for future issuance under our Amended and Restated 2012 Employee Stock Benefit Plan, as of October 18, 2019;

•        122,238 shares of common stock issuable upon the exercise of underwriter warrants issued in connection with our September 2017 Regulation A offering, at an exercise price of $7.475 per share;

•        47,000 shares of our common stock issuable upon the exercise of warrants issued to certain of our vendors, with a weighted average price of $3.20 per share; and

•        1,044,444 shares of common stock issuable upon the exercise of investor warrants issued in connection with our October 2019 S-3 shelf offering, at an exercise price of $2.83 per share;

•        478,463 shares of common stock issuable upon the exercise of convertible note conversion rights at $4.25 per share;

•        942,857 shares of common stock issuable upon the exercise of warrants issued in connection with our December 27, 2018 S-3 shelf offering, at a price of $3.50 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 14, 2019, unless otherwise noted below, for the following:

•        each person or entity known to own beneficially more than 5% of our outstanding common stock as of the date indicated in the corresponding footnote;

•        each of the named executive officers named in the Summary Compensation table;

•        each director; and

•        all current directors and executive officers as a group.

Applicable percentage ownership is based on 19,436,389 shares of our common stock outstanding as of November 14, 2019, unless otherwise noted below, together with applicable options and warrants for each shareholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options currently exercisable, or exercisable within 60 days after November 14, 2019, and warrants currently vested, or vesting within 60 days after November 14, 2019, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those securities, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed shareholder is c/o Arcimoto, Inc., 2034 West 2nd Avenue, Eugene, Oregon 97402.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Mark D. Frohnmayer(1)	7,545,146	38.8%
Jeff Curl(2)	564,474	2.9%
Jesse Eisler	540,437	2.8%
Terry L. Becker(3)	178,621	0.9%
Joshua Scherer	59,317	0.3%
Douglas M. Campoli(4)	108,447	0.6%
All directors and executive officers as a group (6 individuals)	8,996,442	46.3%
5% or Greater Shareholders:
WR Hambrecht Ventures III, L.P.(5)	1,680,069	8.6%
FOD Capital, LLC(6)	1,562,088	8.0%

____________

(1)      Includes 411,485 shares that Mr. Frohnmayer has the right to acquire from us within 60 days of November 14, 2019, pursuant to the exercise of 38,889 stock options, 72,596 shares issuable upon the conversion of a note and 300,000 shares issuable upon the exercise of warrants.

(2)      Includes 5,000 shares that Mr. Curl has the right to acquire from us within 60 days of November 14, 2019, pursuant to the exercise of stock options.

(3)      Includes 13,833 shares that Mr. Becker has the right to acquire from us within 60 days of November 14, 2019, pursuant to the exercise of stock options.

(4)      Includes 81,383 shares that Mr. Campoli has the right to acquire from us within 60 days of November 14, 2019, pursuant to the exercise of stock options and 6,564 shares issuable upon the conversion of a note.

(5)      Includes 1,088,456 shares held directly by WR Hambrecht Ventures III, L.P. and 122,238 shares issuable upon the exercise of warrants held by WR Hambrecht and Co. The address of WR Hambrecht Ventures III, L.P. is 909 Montgomery Street, 3rd Floor, San Francisco, California 94133.

(6)      Includes 500,000 shares held directly by FOD Capital, LLC, 942,857 shares issuable upon the exercise of warrants, and 119,231 shares issuable upon the conversion of a note. The address of FOD Capital, LLC is 7009 Shrimp Road, Suite 4, Key West, FL 33040.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Our Restated Articles, as amended authorizes the issuance of up to 60.0 million shares of common stock, no par value. As of November 14, 2019, there were 19,436,389 shares of common stock outstanding, as well as 4,971,539 unissued shares of common stock subject to outstanding convertible notes, options and warrants. Our common stock is listed on the Nasdaq Capital Market under the symbol “FUV.” The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our Restated Articles and Second Amended and Restated Bylaws, or Bylaws, as may be amended from time to time.

Holders of our common stock are entitled to one vote for each share on all matters to be voted on by the shareholders, do not have cumulative voting rights, have no preemptive rights to purchase common stock, no conversion or redemption rights or sinking fund provisions with respect to the common stock and are entitled to share ratably in dividends. In the event of the Company’s liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of the Company’s debts and other liabilities and the satisfaction of any liquidation preferences granted to holders of shares of any then outstanding preferred stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future. All of our outstanding shares of common stock are fully paid and nonassessable.

Holders of our common stock acquired in this offering will not have participation rights. However, the investors in our March 2019 public offering of common stock received participation rights pursuant to their respective securities purchase agreement, which provide generally that until March 27, 2021, we may not issue additional equity or equity-linked securities, including our common stock, unless we provide those investors with prior notice, and the opportunity to participate in the investor’s pro rata share of 35% of the offering. Under the securities purchase agreements from our October 2019 and March 2019 public offerings, we are also restricted from issuing common stock and common stock equivalents in variable rate transactions such as convertible notes or warrants whose conversion or exercise price is determined or reset at a future date, until October 8, 2020 and March 27, 2021, respectively.

The transfer agent for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is Computershare, Post Office Box 505000, Louisville, Kentucky 40233 and its telephone number is (800) 962-4284.

Preferred Stock

The Company is authorized to issue 5.0 million shares of preferred stock, no par value, of which 1.5 million shares were designated as Series A-1 Preferred Stock and 2.0 million shares were designated as Class C Preferred Stock. On July 25, 2017, a majority of the Series A-1 Preferred shareholders voted to convert all 1,434,891 issued shares of Series A-1 Preferred Stock to 2,869,782 common shares. On May 16, 2019, the 2.0 million shares of Class C Preferred Stock were automatically converted into common stock. As of November 14, 2019, there were no shares of Series A-1 Preferred Stock or Class C Preferred Stock issued and outstanding

We may issue shares of our preferred stock from time to time, in one or more series. Under our Restated Articles, our board of directors has the authority, without further action by shareholders, to provide for the issuance of all or any shares of the preferred stock in one or more series and provide that the shares of each such series may be (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Company; (d) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock of the Company at such price or prices or at such rates of exchange, and with such adjustments, if any; (e) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of preferred stock; or (f) entitled to such other preferences, powers, qualifications, rights and privileges, all as the board of directors may deem advisable and as are not inconsistent with the law and the provisions of the Restated Articles.

The Oregon Revised Statutes provide that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of amendment.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our Company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Certain Anti-Takeover Effects

Certain provisions of Oregon law may have an anti-takeover effect and may delay or prevent a tender offer or other acquisition transaction that a shareholder might consider to be in his or her best interest. The summary of the provisions of Oregon law set forth below does not purport to be complete and is qualified in its entirety by reference to Oregon law.

The issuance of shares of preferred stock, the issuance of rights to purchase such shares, and the imposition of certain other adverse effects on any party contemplating a takeover could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of the preferred stock, if the option to acquire such shares is exercised, would impede a business combination by the voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of other preferred stock could adversely affect the voting power of holders of our common stock.

Oregon law contains a control share acquisition statute, which provides that control shares obtained in a control share acquisition (as those terms are defined under Oregon law) will not retain voting rights, with such voting rights restored only if approved by the shareholders. Further, Oregon law contains provisions which may prevent the corporation from engaging in any business combination with any interested shareholder for a period of three years following the date that the shareholder became an interested shareholder, with certain exceptions.

Because our board of directors is not required to make any determination on matters affecting potential takeovers solely based on its judgment as to the best interests of our shareholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which such shareholders might receive a premium for their stock over the then market price of such stock. Our board presently does not intend to seek shareholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

UNDERWRITING

We have entered into an underwriting agreement with the several underwriters listed in the table below. Roth Capital Partners, LLC is the representative of the underwriters. We refer to the several underwriters listed in the table below as the ‘‘underwriters.’’ Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, shares of our common stock. Our common stock trades on The Nasdaq Capital Market under the symbol “FUV.”

Pursuant to the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriters named below, and each underwriter severally has agreed to purchase from us, the respective number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares
Roth Capital Partners, LLC
Aegis Capital Corp.
Dougherty & Company LLC
Total	5,500,000

The underwriting agreement provides that the obligation of the underwriters to purchase the shares of common stock offered by this prospectus is subject to certain conditions. The underwriters are obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

We have granted the underwriters an option to buy up to an additional 825,000 shares of common stock from us at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any. The underwriters may exercise this option at any time, in whole or in part, during the 30-day period after the date of this prospectus; however, the underwriters may only exercise the option once.

Discounts, Commissions and Expenses

The underwriters propose to offer to the shares of common stock purchased pursuant to the underwriting agreement to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $        per share. After this offering, the public offering price and concession may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus; provided that the underwriters’ commissions and discounts will be 4.0% on any portion of the gross proceeds from sales to investors sourced solely by us.

In connection with the sale of the common stock to be purchased by the underwriters, the underwriters will be deemed to have received compensation in the form of underwriting commissions and discounts. The underwriters’ commissions and discounts will be 8.0% of the gross proceeds of this offering, or $        per share of common stock, based on the public offering price per share set forth on the cover page of this prospectus.

We have also agreed to reimburse Roth Capital Partners at closing for reasonable out-of-pocket expenses incurred by it in connection with this offering, including road show expenses not to exceed $25,000, and for legal expenses incurred by it up to a maximum of $65,000.

The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option to purchase additional shares of common stock we have granted to the underwriters):

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters or such other indemnified parties may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed not to (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock; or (iii) file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, without the prior written consent of Roth Capital Partners for a period of 90 days following the date of this prospectus (the “Lock-up Period”). This consent may be given at any time without public notice. These restrictions on future issuances are subject to exceptions for (i) the issuance of shares of our common stock sold in this offering, (ii) the issuance of shares of our common stock upon the exercise of outstanding options or warrants and the vesting of restricted stock awards or units, (iii) the issuance of employee stock options not exercisable during the Lock-up Period and the grant, redemption or forfeiture of restricted stock awards or restricted stock units pursuant to our equity incentive plans or as new employee inducement grants and (iv) the issuance of common stock or warrants to purchase common stock in connection with mergers or acquisitions of securities, businesses, property or other assets, joint ventures, strategic alliances, equipment leasing arrangements or debt financing.

In addition, each of our directors and executive officers has entered into a lock-up agreement with the underwriters. Under the lock-up agreements, the directors and executive officers may not, directly or indirectly, sell, offer to sell, contract to sell, or grant any option for the sale (including any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” (within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or the Exchange Act), or otherwise dispose of, or enter into any transaction which is designed to or could be expected to result in the disposition of, any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, or publicly announce any intention to do any of the foregoing, without the prior written consent of Roth Capital Partners, for a period of 90 days from the closing date of this offering. This consent may be given at any time without public notice. These restrictions on future dispositions by our directors and executive officers are subject to exceptions for (i) one or more bona fide gift transfers of securities to immediate family members who agree to be bound by these restrictions and (ii) transfers of securities to one or more trusts for bona fide estate planning purposes. Each officer and director shall be immediately and automatically released from all restrictions and obligations under the lock up agreement in the event that he or she ceases to be a director or officer of our company and has no further reporting obligations under Section 16 of the Exchange Act.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus in electronic format, the information on the underwriters’ websites or our website and any information contained in any other websites maintained by the underwriters or by us is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•        Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•        Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•        Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriters make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Selling Restrictions

European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

•        to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•        to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in the last annual or consolidated accounts; or

•        in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the shares offered hereby are “securities.”

United Kingdom

This prospectus is not an approved prospectus for purposes of the UK Prospectus Rules, as implemented under the EU Prospectus Directive (2003/71/EC), and have not been approved under section 21 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) by a person authorized under FSMA. The financial promotions contained in this prospectus are directed at, and this prospectus is only being distributed to, (1) persons who receive this prospectus outside of the United Kingdom, and (2) persons in the United Kingdom who fall within the exemptions under articles 19 (investment professionals) and 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (all such persons together being referred to as “Relevant Persons”). This prospectus must not be acted upon or relied upon by any person who is not a Relevant Person. Any investment or investment activity to which this prospectus relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person that is not a Relevant Person.

The underwriter has represented, warranted and agreed that:

(a)     it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any of the shares of common stock in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)    it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Raleigh, North Carolina. Dickinson Wright PLLC, Ann Arbor, Michigan, has acted as counsel for the underwriters.

EXPERTS

The financial statements of Arcimoto, Inc. included in the Company’s Annual Report on Form 10-K as of December 31, 2018 and 2017 and for the years then ended have been audited by dbbmckennon, independent registered public accounting firm, as set forth in their report thereon and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report (which report includes an explanatory paragraph as to the Company’s ability to continue as a going concern) given on the authority of such firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1 under the Securities Act, with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed below in “Where You Can Find More Information.” The documents we are incorporating by reference into this prospectus are:

•        our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC pursuant to Section 13(a) of the Exchange Act on March 29, 2019;

•        our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC pursuant to Section 13(a) of the Exchange Act on May 9, 2019;

•        our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the SEC pursuant to Section 13(a) of the Exchange Act on August 14, 2019;

•        our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the SEC pursuant to Section 13(a) of the Exchange Act on November 14, 2019;

•        our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 1, 2019; and

•        our Current Reports on Form 8-K filed with the SEC pursuant to Section 13(a) of the Exchange Act on March 25, 2019 (not including Item 7.01 thereof and related Exhibit 99.1), May 16, 2019 (relating to Items 3.02, 5.02, 5.03 and 5.07), July 2, 2019, September 18, 2019 and October 4, 2019.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date any offering is terminated or completed are deemed to be incorporated by reference into, and to be a part of, this prospectus. In no event, however, will any of the information, including exhibits, that we disclose under Item 2.02 and Item 7.01 of any Current Report on Form 8-K that has been or may, from time to time, be furnished to the SEC to be incorporated into or otherwise become a part of this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Arcimoto, Inc., 2034 West 2nd Avenue, Eugene, Oregon 97402, (541) 683-6293. Copies of these filings are also available through the “Investor” section of our website at www.arcimoto.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” below.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference therein. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and our common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is http://www.sec.gov.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at http://www.arcimoto.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at: 2034 West 2nd Avenue, Eugene, Oregon 97402, (541) 683-6293.

5,500,000 Shares

Common Stock

__________________________________

Prospectus

                    , 2019

__________________________________

Sole Book-Running Manager

Roth Capital Partners

Co-Managers

Aegis Capital Corp.	Dougherty & Company

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, expected to be incurred by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Amount Paid or to be Paid
SEC registration fee	$1,642
FINRA filing fee	2,397.50
Printing and engraving expenses	10,000
Legal fees and expenses	136,000
Accounting fees and expenses	17,500
Transfer agent and registrar fees and expenses	3,500
Miscellaneous fees and expenses	25,000
Total	$196,039.50

Item 14.     Indemnification of Directors and Officers

Under the Oregon Business Corporation Act, or the Oregon Act, our Second Amended and Restated Articles of Incorporation, as amended, and our Bylaws we have the ability to indemnify directors and officers against liabilities that they may incur in such capacities.

The Oregon Act authorizes a corporation to indemnify an individual made a party to a proceeding because the individual is or was an officer or director against certain liability incurred in the proceeding if:

(a)     the conduct of the individual was in good faith;

(b)    the individual reasonably believed that his or her conduct was in the best interests of the corporation, or at least not opposed to its best interests;

(c)     in the case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful;

(d)    in the case of any proceeding by or in the right of the corporation, the individual was not adjudged liable to the corporation; and

(e)     in connection with any proceeding (other than a proceeding by or in the right of the corporation) charging improper personal benefit to the individual, the individual was not adjudged liable on the basis that he or she improperly received personal benefit.

Section 6.3 of our Bylaws authorizes us to indemnify an individual made a party to a proceeding because the individual is or was an officer or director against certain liability incurred in the proceeding if:

(a)     the conduct of the director or officer was in good faith;

(b)    the director or officer reasonably believed that his or her conduct was in the Company’s best interests, or at least not opposed to its best interests;

(c)     in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful; and

(d)    a director’s or officer’s conduct was with respect to an employee benefit plan for a purpose the director or officer reasonably believed to be in the interests of the participants in and beneficiaries of the plan and the conduct satisfies the requirement of (b) above.

The Oregon Act also authorizes a court to order indemnification, whether or not the above standards of conduct have been met, if the court determines that the officer or director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. In addition, the Oregon Act and Section 6.6 of our Bylaws provides that the indemnification described above is not exclusive of any other rights to which officers or directors may be entitled under our Restated Articles or Bylaws, or under any agreement, action of our board of directors, vote of shareholders or otherwise.

As authorized by the Oregon Act, Article VII of our Restated Articles limits the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, except that such a provision cannot affect the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful corporate distribution as defined in the Oregon Act or (iv) for any transaction from which the director derived an improper personal benefit.

Section 6.2 of our Bylaws authorizes us, upon a determination that indemnification is permissible in the circumstances, to indemnify all directors and officers against any liability incurred in a proceeding in which the director or officer is a party, due to his or her status as a director or officer. However, indemnification in connection with a proceeding by or in the right of the Company is limited to reasonable expenses in connection with the proceeding. Indemnification of reasonable expenses is permissible in any proceeding in which a director or officer is wholly successful, on the merits or otherwise, in the defense of the proceeding.

Item 15.     Recent Sales of Unregistered Securities

On October 8, 2019, concurrent with our registered direct offering of an aggregate of 1,044,444 shares of our common stock, we issued warrants to purchase up to 1,044,444 shares of common stock at an exercise price per share of $2.83 in a private placement pursuant to the exemption provided in Section 4(a)(2) under the Securities Act of 1933, as amended, and Rule 506(b) promulgated thereunder. H.C. Wainwright & Co., LLC acted as exclusive agent for the offerings, and received a placement fee equal to 7.5% of the gross proceeds received by us in the offerings. The net proceeds from the offerings were used for general corporate purposes, including to cover our operating expenses and inventory.

On September 18, 2019, we issued 10,947 restricted common shares for services rendered with a fair value of $36,785. The shares were valued based on stock price at the time of the grant and issued pursuant to the exemption provided in Section 4(a)(2) under the Securities Act of 1933, as amended.

On September 12, 2019, we entered into an Amended and Restated Subscription Agreement with FOD Capital, LLC, a Florida limited liability company, which amended and restated our Subscription Agreement dated December 27, 2018 with the investor, and pursuant to which we issued a convertible note in the principal amount of $500,000. The convertible note may convert into shares of our common stock at any time at the option of the investor at a rate of $4.25 per share. The convertible note is secured by a perfected first secured lien on all our assets. The convertible note was issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

On May 16, 2019, 2,000,000 shares of Class C Preferred Stock automatically converted into 2,000,000 shares of our common stock. Such Class C Preferred Stock had been issued on November 15, 2018 to Mark Frohnmayer, our President, Chief Executive Officer and Chairman of the Board of Directors pursuant to a Share Exchange Agreement under which Mr. Frohnmayer exchanged 2,000,000 of his shares of common stock for 2,000,000 shares of our newly created Class C preferred stock. The shares of Class C preferred stock were issued to Mr. Frohnmayer in reliance upon the exemption from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended.

During January and February 2019, we entered into Subscription Agreements with four individual unaffiliated accredited investors, pursuant to which we sold a total of 288,333 shares of our common stock, no par value per share, at a purchase price of $3.00 per share. There were no underwriters in the transactions and the aggregate proceeds received from the transaction were approximately $865,000. We used these funds for operating expenses, inventory costs, and offering costs, amongst other general corporate purposes. The shares were issued pursuant to the exemption set forth in Section 4(a)(2) of the Securities Act of 1933, as amended.

On December 27, 2018, we issued a senior secured note in the principal amount of $3,000,000 in connection with a public offering of shares and warrants. The note is secured by a perfected first secured lien on all our assets. The note was issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

During the quarter ended March 31, 2018, we issued 20,000 shares of restricted common stock in connection with retaining an investor relations firm as a portion of its fees for investor relations services. We issued these shares pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Between October 13, 2016 and February 1, 2017, we issued notes payable in a Regulation D offering amounting to $450,000, of which $150,000 were to related parties. As of August 31, 2017, the notes had accrued interest of approximately $23,000. On August 31, 2017, the notes were converted to 80,832 shares of our common stock, at a price of $5.85 per share, which represented 90% of the $6.50 per share price in our Regulation A offering. Proceeds were used for operations and offering costs in preparation for our Regulation A offering.

On September 20, 2017, 15,000 warrants issued to employees under our Second Amended and Restated 2012 Stock Benefit Plan pursuant to Rule 701 of the Securities Act were exercised in a cashless transaction resulting in the issuance of 13,846 shares of common stock. As this was a cashless exercise, there were no proceeds to us.

Between September 19, 2017 and September 29, 2017, we sold 2,936,757 shares of common stock in the initial closing of our Regulation A offering at a public offering price of $6.50 per share. We received net proceeds of approximately $18,032,000 in this closing after deducting underwriter commissions of approximately $1,049,000 and escrow closing fees of $8,000.

On October 17, 2017, in a subsequent closing of our Regulation A offering, we sold 8,900 shares of common stock at a public offering price of $6.50 per share. We received net proceeds of approximately $56,000 in this closing after deducting underwriting commissions of approximately $2,000. W.R. Hambrecht & Co., LLC served as the sole underwriter in our Regulation A offering. Proceeds from our Regulation A offering will be used to support our operations and on capital expenditures primarily related to starting serial vehicle production.

During the three months ended June 30, 2017, we issued 157,700 shares of Series A-1 Preferred Stock in a Regulation D offering for gross proceeds of Approximately $789,000. The proceeds were used to fund operations.

During the three months ended March 31, 2017, we issued 87,400 shares of Series A-1 Preferred Stock in a Regulation D offering for gross proceeds of $437,000. The proceeds were used to fund operations. In July 2017, a majority of the Series A-1 Preferred Stock shareholders voted to convert all 1,434,891 issued shares of Series A-1 Preferred Stock to 2,869,782 shares of common stock.

Item 16.     Exhibits and Financial Statement Schedules

(a)     Exhibits

The following documents are filed as exhibits to this registration statement.

Exhibit No.	Description
1.1	Form of Underwriting Agreement
3.1

Second Amended and Restated Articles of Incorporation of Arcimoto, Inc. (incorporated by reference to Exhibit 2.1 to our Post-Qualification Offering Statement on Form 1-A filed with the SEC on August 8, 2017).

3.1.1

Articles of Amendment to Second Amended and Restated Articles of Incorporation of Arcimoto, Inc. (incorporated by reference to Exhibit 3.1.1 to our Current Report on Form 8-K filed with the SEC on November 21, 2018).

3.1.2

Second Articles of Amendment to Second Amended and Restated Articles of Incorporation of Arcimoto, Inc. (incorporated by reference to Exhibit 3(i) to our Current Report on Form 8-K filed with the SEC on May 16, 2019).

3.2	Second Amended and Restated Bylaws of Arcimoto, Inc. (incorporated by reference to Exhibit 2.2 to our Post-Qualification Offering Statement on Form 1-A filed with the SEC on August 8, 2017).
5.1	Opinion of Nelson Mullins Riley & Scarborough LLP
21.1	List of subsidiaries of Arcimoto, Inc. (incorporated by reference to Exhibit 21.1 to our Registration Statement on Form S-1 filed with the SEC on November 7, 2019).
23.1	Consent of dbbmckennon, Independent Registered Certified Public Accounting Firm
23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)
24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to our Registration Statement on Form S-1 filed with the SEC on November 7, 2019).

(b)    Financial statement schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.     Undertakings

The undersigned registrant hereby undertakes that:

1.      For the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2.      For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

3.      For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Arcimoto, Inc. has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eugene, State of Oregon, on the 15th day of November 2019.

ARCIMOTO, INC.
By:	/s/ Mark D. Frohnmayer
Mark D. Frohnmayer
President, Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Mark D. Frohnmayer	President, Chief Executive Officer and Chairman of the Board of Directors	November 15, 2019
Mark D. Frohnmayer	(Principal Executive Officer)
/s/ Douglas M. Campoli	Chief Financial Officer	November 15, 2019
Douglas M. Campoli	(Principal Financial Officer)
/s/ *	Chief Operating Officer and Director	November 15, 2019
Terry L. Becker
/s/ *	Director	November 15, 2019
Jeff Curl
/s/ *	Director	November 15, 2019
Jesse G. Eisler
/s/ *	Director	November 15, 2019
Joshua S. Scherer
*By:	/s/ Douglas Campoli
Douglas M. Campoli
Attorney-in-fact